Exhibit 99.1

CSB BANCORP ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

MILLERSBURG, OH — July 19, 2005 — CSB Bancorp, Inc., (CSBB.OB), parent company of The Commercial and Savings Bank, announced a 13.5% percent increase in net income for the first half of 2005 compared to the same period last year.

For the most recent six-month period, net income totaled $1,280,000, or $0.48 per share, compared to $1,128,000, or $0.43 per share a year earlier, an 11.6% increase.

Net income for the three-month period ending June 30, 2005, stood at $613,000, compared to $607,000 for the Second Quarter of 2004. Quarterly earnings per share of $0.23 were equal to the $0.23 per share in 2004.

Key earnings barometers performed as follows:

•	For the quarter just ended, net interest income was $3,028,000, up 9.1% from $2,776,000 in 2004. For the six-month period net interest income was $5,957,000, an increase of 8.9% over the $5,472,000 of the prior year. The increase was bolstered by the growth in business loans and rate increases from variable rate loans exceeding the cost of funding.

•	Noninterest income for the quarter stood at $554,000, down from $572,000 a year earlier. The Company however recorded $1,087,000 for the six months ended through June 30, 2005 as compared to $1,045,000 the year before. The Company’s exit from merchant credit card servicing reduced quarterly and six-month year-to-date noninterest income by $57,000 and $97,000, respectively which was offset by increases in deposit service charges, gains on loans and other assets sold, and increases in Trust department revenues.

•	Noninterest expenses for the quarter stood at $2,634,000, up from $2,535,000 a year earlier, and $5,311,000 at the half-year mark, versus $5,050,000 the year before. The increase in noninterest expense is attributed to personnel benefits, the additional expense to comply with Sarbanes-Oxley legislation, and the rising costs of expanding the Trust Department assets, that have more than doubled from a year ago.

“We remained focused on controlling noninterest expense and this is evidenced by the lower expenses of $2,634,000 in the second quarter compared to $2,677,000 for the first quarter of 2005,” stated John J. Limbert, President and Chief Executive Officer of CSB Bancorp, Inc.

Total assets at June 30, 2005 stood at $311,171,000, down from $317,340,000 at December 31, 2004 and $320,510,000 a year earlier.

Limbert continued, “we were pleased with the growth in deposits, from $239 million a year ago to $245 million this year, a 2.6% increase. We elected to use this growth to repay bank borrowings, the net result being a lower balance sheet, but improved earnings.”

Based in Millersburg, Ohio, CSB Bancorp, Inc., is the parent company of The Commercial and Savings Bank, an Ohio banking corporation chartered in 1879 serving consumers and businesses through nine banking centers in Holmes, Tuscarawas and Wayne counties. CSB is located on the web at www.csb1.com.

Shares of CSB Bancorp, Inc. stock are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions.

Forward-looking Statement. The information in this press release contains forward-looking statements including certain projections, plans and forecasts of expected future performance that are not historical facts and that are subject to a number of risk and uncertainties. Actual results and performance could differ materially from those contemplated or implied by these forward-looking statements.

NEWS EDITOR: for further information, please contact Paula Meiler, Senior Vice President and Chief Financial Officer of CSB Bancorp, Inc. at (330) 763-2873 or (800) 654-9015.

Exhibit 99.1

TO OUR SHAREHOLDERS

Dear Shareholder:

We are pleased to report to you that, on a preliminary basis, our unaudited net income for the second quarter totaled $613,000. This represents a modest 1% increase over the same period of 2004. Quarterly per share earnings of $0.23 were equal to the $0.23 per share in 2004.

For the first six months of 2005, net income totaled $1,280,000 versus $1,128,000 a year ago, or a 13.5% increase. This equates to $0.48 per share in 2005 compared to $0.43 in 2004, or an 11.6% increase.

Our operating performance reflects, in my opinion, the challenges of our national economy and our particular marketplace.

On the national scene, the recent Federal Reserve rate increase was the ninth increase in the last twelve months, with overnight rates rising from 1% a year ago to 3.25% today. At the same time, long-term bond yields and fixed mortgage rates have fallen significantly resulting in a flat yield curve. The net result of this is to compress the yields on available investments. Rather than replace investments at unattractive yields, the best use of our deposits, given slow loan demand, is to repay bank borrowings. We have done this, and as a result our balance sheet has decreased $5 million from the year-end totals. While our year to date Net Interest Margin (NIM), the base measure of our earnings, has increased — from 4.06% a year ago to 4.20% this year — the manner by which we have accomplished this has changed.

Locally, we have seen increased competition for new and existing loans. Several large regional banks have been actively soliciting existing loan customers with aggressive pricing. We have selectively met these challenges but, as a result, have narrowed the margin on these high quality credits.

We remain focused on controlling Noninterest Expense, and this is evidenced by the lower expenses in the second quarter compared to the first. And while the expenses year over year are up ($261,000 or 5.2%), the bulk of this increase is to comply with the requirements of Sarbanes-Oxley legislation coupled with our expanding Trust Department. Trust Department assets have more than doubled from a year ago, and should result in additional revenues over the last half of the year.

In reviewing these events, we have decided to repurchase up to 10% of our outstanding shares. We will repurchase these shares via open market transactions or through private negotiations, with the repurchased shares being held for general corporate purposes.

Your investment in CSB continues to improve. Your second quarter dividend check was mailed and represents a 7.7% increase over last year. Additionally, at June 30, 2005 your stock closed at $20.50, up 2.5% from the year-end close, and up 14.8% from June 30, 2004. Virtually every bank we compare ourselves to has not experienced these same period increases.

As always, we appreciate your continued support and welcome your feedback. Your directors, officers and employees remain committed to improving our results.

Sincerely,
JOHN J. LIMBERT	ROBERT K. BAKER
President and C.E.O.	Chairman

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

	JUNE 30
	2005	2004

ASSETS:
Cash and due from banks	$9,859	$12,525
Federal funds sold	—	—
Securities	69,222	77,630
Net loans	221,065	219,156
Premises & equipment, net	8,352	8,458
Other assets	2,673	2,741

TOTAL ASSETS	$311,171	$320,510

LIABILITIES:
Deposits	$245,394	$239,183
Securities sold under agreements to repurchase	12,367	13,405
Federal funds purchased	2,300	13,300
Other borrowings	13,319	19,023
Other liabilities	1,322	1,045

TOTAL LIABILITIES	$274,702	$285,956

SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,414
Retained earnings	13,898	12,655
Treasury stock	(627)	(646)
Accumulated other comprehensive income (loss)	110	(543)

TOTAL SHAREHOLDERS’ EQUITY	$36,469	$34,554

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$311,171	$320,510

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2005	2004	2005	2004

INTEREST INCOME:
Interest & fees on loans	$3,543	$2,957	$6,828	$5,950
Interest on securities	676	786	1,364	1,458
Other interest income	0	0	1	3

TOTAL INTEREST INCOME	4,219	3,743	8,193	7,411

INTEREST EXPENSE:
Interest on deposits	994	788	1,863	1,623
Other interest expense	197	179	373	316

TOTAL INTEREST EXPENSE	1,191	967	2,236	1,939

Net interest income	3,028	2,776	5,957	5,472
Provision for loan losses	106	79	212	173

Net interest income after provision for loan losses	2,922	2,697	5,745	5,299
Noninterest income	554	572	1,087	1,045
Gain on sale of securities	—	—	247	26
Noninterest expense	2,634	2,535	5,311	5,050

Net income before federal income taxes	842	734	1,768	1,320
Federal income tax provision	229	127	488	192
NET INCOME	$613	$607	$1,280	$1,128

EARNINGS PER SHARE	$0.23	$0.23	$0.48	$0.43

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE SIX MONTHS
	ENDED JUNE 30
	2005	2004

Assets	$311,171	$320,510
Net loans	$221,065	$219,156
Securities	$69,222	$77,630
Deposits	$245,394	$239,183
Shareholders’ equity	$36,469	$34,554
Net income	$1,280	$1,128
Earnings per share	$0.48	$0.43
Book value per outstanding share	$13.79	$13.07

KEY RATIOS

	AT OR FOR THE SIX MONTHS
	ENDED JUNE 30
	2005	2004

Return on average assets	0.82%	0.73%
Return on average equity	7.11%	6.51%
Net interest margin (tax equivalent)	4.20%	4.06%
Loans to deposit	91.05%	92.69%
Allowance for loan loss to total loans	1.06%	1.15%
Shareholders’ equity to total assets	11.72%	10.78%
Efficiency ratio	71.14%	72.46%

DIRECTORS

Robert K. Baker	Daniel J. Miller
Chairman
Jeffery A. Robb, Sr.
John J. Limbert
President and CEO	Samuel M. Steimel
Eddie L. Steiner
Ronald E. Holtman
John R. Waltman
J. Thomas Lang

EXECUTIVE OFFICERS

John J. Limbert
President and CEO

Rick L. Ginther
Senior Vice President
Chief Lending Officer

Paul D. Greig
Senior Vice President
Chief Operation/Information Officer

Paula J. Meiler
Senior Vice President
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

				CASH
QUARTER	TRADE PRICE		CLOSING	DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED

9/30/03	17.50	15.50	17.50	0.12
12/31/03	17.55	17.00	17.00	0.12
3/31/04	18.00	17.00	17.50	0.13
6/30/04	18.50	17.07	17.85	0.13
9/30/04	20.25	17.80	20.25	0.13
12/31/04	21.00	19.65	20.00	0.13
3/31/05	21.40	19.85	20.25	0.14
6/30/05	21.15	20.05	20.50	0.14

QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol — CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
6 West Jackson Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015